Exhibit 99.1
Cholestech Announces Fourth Quarter and Fiscal 2006 Results
Results Driven by Record Revenue of $17.6 Million
HAYWARD, Calif. – May 10, 2006 — Cholestech Corporation (NASDAQ: CTEC) today announced:
•	Record revenue of $17.6 million for the fourth quarter ended March 31, 2006 representing a 16% increase over prior year’s fourth quarter revenue of $15.2 million. Revenue of $64.1 million for the fiscal year ended March 31, 2006, a 21% increase over prior year’s revenue of $52.9 million.
•	Gross margin improved to 63.9% in the quarter from 61.3% in the prior year quarter, driven by increases in units and the average selling price (ASP) for products in the core domestic LDX analyzer business. Gross margin for the year was 62.7% compared to 59.5% in the prior year.
•	Fourth quarter operating income was $3.1 million, a 21% increase compared to operating income of $2.6 million in the prior year quarter. Operating income for the year was $8.4 million, a 42% increase compared to $5.9 million in the prior year.
•	Fourth quarter net income per fully diluted share was $0.14, compared to net income per fully diluted share of $0.12 in the prior year quarter. Net income per fully diluted share was $0.38 for the year ended March 31, 2006 compared to $0.29 per fully diluted share in the prior year.
To supplement its results presented in accordance with Generally Accepted Accounting Principles (GAAP), Cholestech uses a non-GAAP measure, pro forma net income, which is adjusted from results based on GAAP to exclude expenses incurred in connection with the Boule Diagnostics International AB (Boule) transaction during the third quarter of the 2006 fiscal year. In November 2005, Cholestech and Boule entered into an agreement for the development and distribution of a Complete Blood Count (CBC) test system, designed for waiver under the federal government’s Clinical Laboratory Improvement Amendments (CLIA). Cholestech believes this non-GAAP financial measure provides useful information to both management and investors by excluding certain operating expenses that Cholestech believes are not indicative of its core operating results.
Earnings Comparisons
($  per share, diluted)

	Fourth Quarter Ended		Fiscal Year Ended
	3/31/2006	3/25/2005	3/31/2006	3/25/2005
GAAP net income	$0.14	$0.12	$0.38	$0.29
Boule related expenses, net of tax	—	—	0.11	—

Pro forma net income	$0.14	$0.12	$0.49	$0.29

Fourth quarter and fiscal year ended March 31, 2006 comparisons to the fourth quarter and fiscal year ended March 25, 2005 were positively impacted by a 14 vs. 13 week and a 53 vs. 52 week comparison, respectively.
For the fourth quarter ended March 31, 2006, Cholestech generated revenue of $17.6 million, representing a 16% increase over revenue of $15.2 million in the fourth quarter of the prior year. Net income for the fourth quarter ended March 31, 2006 was $2.1 million, or $0.14 per fully diluted share. This compares to net income of $1.8 million in the prior year fourth quarter, or $0.12 per fully diluted share.
For the fiscal year ended March 31, 2006, revenue was $64.1 million, compared to revenue of $52.9 million for the prior fiscal year. Net income for the fiscal year ended March 31, 2006 was $5.6 million or $0.38 per fully diluted share which includes approximately $2.8 million in expenses, incurred during the third quarter, related to the Boule transaction. Excluding the impact of the Boule transaction, net income per fully diluted share would have been $0.49. This compares to net income of $4.1 million or $0.29 per fully diluted share for the fiscal year ended March 25, 2005.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “Fiscal year 2006 was a record year for Cholestech in both revenue and gross margin. Revenue increased 21%, and a gross margin of 62.7% fueled a 28% increase in gross profit.
During the year, we launched our hs-CRP assay and formed an alliance with AstraZeneca to assist them in recruiting patients for a major clinical trial. In addition, we joined with Boule Diagnostics International to co-develop a hematology system intended to deliver a CLIA-waived CBC system to the US physicians’ office.
With an estimated worldwide installed base of approximately 21,700 systems and our increased emphasis on business development, we believe Cholestech is well positioned for accelerated growth in the future.”
Investor Conference Call
Cholestech will conduct a conference call on its fiscal 2006 fourth quarter and year-end results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 905-0392 or, from international locations, (785) 832-1523. A replay of the call will be available until 9 p.m. PT on May 24th by dialing (800) 283-4642 or from international locations, (402) 220-0857. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.
About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: our ability to develop a CLIA-waived CBC system, and our anticipated accelerated growth in the future. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
Warren E. Pinckert II	Brendan Lahiff
President and Chief Executive Officer	Financial Dynamics
Cholestech Corporation	415-439-4504
510-732-7200	brendan.lahiff@fd.com
wpinckert@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	3/31/2006	3/25/2005	3/31/2006	3/25/2005

Revenue	$17,577	$15,214	$64,093	$52,877

Cost of revenue	6,353	5,891	23,902	21,390

Gross profit	11,224	9,323	40,191	31,487

Operating expenses:
Sales and marketing	3,710	2,844	13,036	11,494
Research and development	1,582	1,197	7,553	4,252
General and administrative	2,800	2,685	11,230	9,864

Total operating expenses	8,092	6,726	31,819	25,610

Operating income	3,132	2,597	8,372	5,877

Net interest and other income	306	115	923	243

Income before provision for income taxes	3,438	2,712	9,295	6,120

Provision for income taxes	1,333	903	3,661	1,972

Net income	$2,105	$1,809	$5,634	$4,148

Net income per share:
Basic	$0.14	$0.13	$0.38	$0.29
Diluted	$0.14	$0.12	$0.38	$0.29

Shares used to compute net income per share:
Basic	14,768	14,456	14,687	14,295
Diluted	15,178	14,810	15,013	14,472

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands, unaudited)

	3/31/2006	3/25/2005

Cash, cash equivalents, marketable securities and long-term marketable securities	$42,676	$33,468

Total assets	$80,702	$74,121

Long-term debt	—	—

Shareholders’ equity	$74,132	$66,592